Exhibit 99.1

Orexigen® Therapeutics Announces Second Quarter 2009 Financial Results

— Management to host call and webcast today at 5:00 p.m. Eastern to discuss financial results and recent business highlights —

San Diego, CA, August 6, 2009 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced unaudited financial results for the three months ended June 30, 2009.

Three Months Ended June 30, 2009

As of June 30, 2009, Orexigen held $8.6 million in cash and cash equivalents and an additional $37.4 million in investment securities, available-for-sale. In July 2009, Orexigen completed a public offering, the estimated net proceeds of which totaled $81.6 million. The pro forma balance of cash, cash equivalents and investments, available-for-sale, including the estimated net proceeds of the public offering, is $127.6 million.

For the three months ended June 30, 2009, Orexigen reported a net loss of $17.8 million, or $0.51 per share attributable to common stockholders, as compared to a net loss of $23.1 million, or $0.67 per share attributable to common stockholders, for the comparable period in 2008.

Total operating expenses for the three months ended June 30, 2009 were $17.6 million compared to $23.7 million for the comparable period in 2008. The decreased operating expenses were due primarily to a decrease of $6.3 million in research and development expenses in connection with the completion of the Company’s Contrave® Phase 3 clinical trials, reduced product formulation work and consulting activities, partially offset by an increase in licensing costs, New Drug Application preparation costs, salaries and personnel related costs. In addition, general and administrative expenses increased approximately $200,000 due primarily to an increase in salaries and personnel related costs.

“The recent completion of the COR Phase 3 program was a major milestone for Orexigen, and the results demonstrate the potential for Contrave to help patients in their battle against obesity,” said Mike Narachi, President and CEO of Orexigen. “These results highlight the benefits of Contrave, a novel combination therapy that was specifically designed to address the behavior and reward pathways in the brain that impact one’s ability to initiate and sustain weight loss.”

Recent Highlights

Contrave

Orexigen announced that the three remaining Phase 3 trials in the Contrave Obesity Research, or COR, program met their co-primary endpoints. Key top-line data from the COR Phase 3 program include the following:

•

48.0% and 56.3% of patients on Contrave32(1) in COR-I (NB-301) and COR-II (NB-303) lost at least 5% of their body weight after 56 weeks, approximately three times the placebo categorical response rates of 16.4% and 17.1%, respectively (ITT, p<0.001).

•	Contrave patients in COR-I and COR-II on Contrave32 had mean weight loss of 6.1% and 6.4% after 56 weeks, compared to 1.3% and 1.2% on placebo, respectively (ITT, p<0.001).

•

In the COR-Diabetes (NB-304) trial, 44.5% of patients on Contrave32 lost greater than or equal to 5% of their body weight after 56 weeks, more than double the 18.9% of patients on placebo (p<0.001). Contrave patients also showed a 0.6% reduction in HbA1c from baseline, compared to a 0.1% reduction in placebo. This difference of 0.5% is clinically and statistically significant (ITT, p<0.001).

•

Key secondary endpoints met in the COR Phase 3 program included significant improvements in cardiovascular and metabolic risk factors such as waist circumference, visceral fat, HDL cholesterol and triglycerides.

•	Additional analyses indicate that Contrave patients experienced reductions in the frequency and strength of food cravings and an increased ability to control their eating compared to placebo.

•

Contrave was generally well tolerated by patients across the COR Phase 3 program. The COR program data continue to be analyzed and compiled for submission to relevant scientific conferences, peer-reviewed journals and regulatory agencies.

These results build on the positive results of the COR-BMOD (NB-302) trial announced in January 2009. The results from the successfully completed COR program of more than 4,500 patients exceed the FDA categorical efficacy benchmark for clinically significant weight loss, supporting the Company’s plan to file a New Drug Application with the US FDA in the first half of 2010.

EmpaticTM

Orexigen has recently completed treating patients in a Phase 2b clinical trial of Empatic, ZB-202. The Company expects the results of this clinical trial to be announced in the second half of 2009. The trial is designed to build on the results from the previous Phase 2b trial of Empatic, ZB-201. In the current trial, which measures weight loss after 24 weeks of treatment, two different dosages of the Empatic combination are being studied along with the individual constituents. If approved, Empatic may complement the Contrave profile and allow Orexigen to offer obesity treatments to a broader range of patients.

Corporate

The Company made several key additions to its leadership team during the quarter, including:

•

Michael Narachi as President and Chief Executive Officer. Throughout his 20 years at Amgen, Mike held various positions including Product Development Team Leader for Neupogen as well as Vice President and General Manager of Amgen’s Anemia Business. He is also a director of AMAG Pharmaceuticals, Inc.

•

Michael Scaife, Ph.D. as Senior Vice President of Regulatory Affairs and Product Development, Contrave Program. Dr. Scaife has previously served as Senior Vice President of Global Safety, Regulatory Affairs and Quality for Chiron Biopharma, and in similar roles with Nektar Therapeutics, Elan Pharmaceuticals and Novartis Biopharma.

•

Jay Hagan as Senior Vice President of Corporate Development and Strategy. Jay has spent the bulk of his career at Amgen, including as head of Corporate Development and founder and Managing Director of Amgen Ventures.

Conference Call Today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the second quarter 2009 financial results and recent business highlights. The live call may be accessed by phone by calling (800) 510-9834 (domestic) or (617) 614-3669 (international), participant code 80431991. The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call. The archive may be accessed by calling (888) 286-8010 (domestic) or (617) 801-6888 (international), participant code 65772832.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead investigational product, Contrave, has completed Phase 3 clinical trials and is on track for a regulatory submission with the FDA in the first half of 2010. The Company’s second product, Empatic, is in the later stages of Phase 2 clinical development, with results expected in the second half of 2009. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss, through combination therapeutic approaches. Further information about the Company can be found at http://www.Orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the efficacy and safety of Contrave®, the potential for, and timing of, an NDA submission for Contrave, the commercial and therapeutic potential of Contrave, and the potential to obtain regulatory approval for, and effectively treat obesity with, Contrave and Empatic. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: additional analyses of data from the Contrave Phase 3 trials and any other clinical trials of Contrave may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted clinical trials; the FDA may not agree with the Company’s interpretation of efficacy and safety results; the FDA’s draft guidance on general efficacy benchmarks for weight loss products may not be adopted or may change; earlier clinical trials may not be predictive of future results; Contrave or Empatic may not receive regulatory approval on a timely basis or at all, and the FDA may require Orexigen to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of NDAs for either product candidate; the potential for adverse safety findings relating to Contrave or Empatic to delay or prevent regulatory approval or commercialization, or result in product liability claims, including serious adverse events that are not characterized by clinical investigators as possibly related to Contrave; the third parties on whom Orexigen relies to assist with the development programs for Contrave or Empatic, including clinical investigators, contract laboratories, clinical research organizations and manufacturing organizations, may not successfully carry out their contractual duties or obligations or meet expected deadlines, and the quality or accuracy of the data or materials generated by such third parties may be of insufficient quality to include in the Company’s regulatory submissions; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995. Information included herein is based on the Company’s review and evaluation of the clinical data. All conclusions and determinations contained herein are subject to the Company’s further analysis of the clinical data. The ultimate determination of the safety and efficacy of Contrave and Empatic will be made by the FDA and other relevant regulatory authorities.

Orexigen	Media
Graham Cooper	Lori Rosen
Chief Financial Officer	WeissComm Partners
(858) 875-8600	(212) 301-7173

Orexigen Therapeutics, Inc.

(a development stage company)

Balance Sheets

(In thousands, except share and par value amounts)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,573	$45,451
Investment securities, available-for-sale	37,434	40,716
Prepaid expenses and other current assets	1,665	1,184

Total current assets	47,672	87,351
Property and equipment, net	1,558	2,059
Restricted cash	1,290	1,375
Other assets	785	1,123

Total assets	$51,305	$91,908

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$15,930	$18,810
Deferred revenue, current portion	88	88
Long-term debt, current portion	7,966	7,591

Total current liabilities	23,984	26,489
Deferred revenue, less current portion	1,015	1,058
Long-term debt, less current portion	5,043	8,800
Other long-term liabilities	1,791	1,767
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at June 30, 2009 and December 31, 2008; no shares issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Common stock, $.001 par value, 100,000,000 shares authorized at June 30, 2009 and December 31, 2008; 34,661,541 and 34,433,322 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	35	34
Additional paid-in capital	256,677	253,782
Accumulated other comprehensive income	44	153
Deficit accumulated during the development stage	(237,284)	(200,175)

Total stockholders’ equity	19,472	53,794

Total liabilities and stockholders’ equity	$51,305	$91,908

Orexigen Therapeutics, Inc.

(a development stage company)

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period from September 12, 2002 (Inception) to June 30, 2009
	2009	2008	2009	2008
Revenues:
Collaborative agreement	$—	$—	$—	$—	$174
License revenue	22	22	44	44	397

Total revenues	22	22	44	44	571
Operating expenses:
Research and development	13,256	19,585	28,987	40,272	198,105
General and administrative	4,297	4,092	7,662	7,411	45,484

Total operating expenses	17,553	23,677	36,649	47,683	243,589

Loss from operations	(17,531)	(23,655)	(36,605)	(47,639)	(243,018)
Other income (expense):
Interest income	83	939	248	2,138	8,927
Interest expense	(358)	(397)	(752)	(826)	(3,193)

Total other income (expense)	(275)	542	(504)	1,312	5,734

Net loss	(17,806)	(23,113)	(37,109)	(46,327)	(237,284)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	—	(78)
Deemed dividend of beneficial conversion for Series C preferred stock	—	—	—	—	(13,860)

Net loss attributable to common stockholders	$(17,806)	$(23,113)	$(37,109)	$(46,327)	$(251,222)

Net loss per share attributable to common stockholders - basic and diluted	$(0.51)	$(0.67)	$(1.07)	$(1.40)

Shares used in computing net loss per share attributable to common stockholders – basic and diluted	34,662	34,311	34,637	33,126